FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 10, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Record First Quarter
Production and Revenues

Salt Lake City, May 10, 2012 – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its first quarter ended March 31, 2012.  The Company reported first quarter net earnings of $14.7 million, or $0.28 per share.  This compares to net income of $6.5 million, or $0.14 per share, for the first quarter of 2011.  Included in the Company’s quarterly results were non-cash foreign exchange gains of $14.5 million in 2012 and $6.8 million in 2011.

Fourteen Percent Production Gain Drives Record First Quarter Revenues

Record first quarter production was the largest contributor to the Company’s revenues.  Total net oil and gas production was 1,205 million cubic feet equivalent (Mmcfe) during the first quarter of 2012, compared to 1,060 Mmcfe during the 2011 quarter.  Total revenues increased to $8.6 million during the first quarter of 2012 from $7.1 million during the same quarter of 2011.  The production increase was due to new natural gas production in Poland from the Company’s KSK wells.

Zloty denominated gas prices were 12.5% higher in the 2012 first quarter than in the same quarter of 2011.  However, period-to-period strengthening in the U.S. dollar produced a lower U.S. dollar denominated average price in the first quarter of 2012.  As a result, gas prices during the first quarter of 2012 averaged $6.03 per Mcf, compared to $6.12 per Mcf during the same quarter of 2011, a decrease of 1%.  Oil prices increased 4% over the year, averaging $84.97 per barrel in the first quarter of 2012, compared to $81.69 per barrel in the same quarter of 2011.  Currently all of the Company’s oil production is in the U.S.  This oil is a relatively heavy grade of crude, and sells at a discount to the standard WTI price.

Clay Newton, FX’s Vice President Finance, remarked, “Though we are certainly pleased with the first quarter results, we are even more enthused at the prospects for the second quarter.  The recent 16.9% price increase for natural gas in Poland, which became effective on April 1, 2012, should combine with expected further increases in our gas production to produce even higher revenues going forward in 2012.”

Unlike the U.S., demand for natural gas exceeds domestic Polish supplies.  Even though the country has made considerable efforts to increase production, Poland still imports most of the natural gas it uses.  Thus, natural gas pricing is driven by demand that exceeds domestic supply.  FX Energy has consistently cited the different natural gas pricing dynamics of Poland versus those in the U.S. as one of the reasons for the Company’s focus on Poland.

Production Gains Expected in Second Half

The Company expects to reach full production at its KSK wells in Poland shortly, which should increase net daily production over first quarter 2012 levels.  In addition, crews have started construction on a new production facility and pipeline that will serve the Company’s Winna Gora well in the Fences concession.  The Company anticipates first production from Winna Gora late third quarter 2012, which will further increase Company production volumes.

Operating Cash Flow Remains Robust; Non-cash Charges Continue to Vary

Net cash provided from operating activities was $4.7 million during the 2012 first quarter, largely unchanged from a similar amount during the first quarter of 2011.  The expected increase in production and revenues mentioned previously should have a favorable impact on future cash flows.

The non-cash foreign exchange gains of $14.5 and $6.8 million for the first quarters of 2012 and 2011, respectively, are included in other income and expense.  These figures come primarily from recognition of gains and losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash gains only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Thursday, May 10, 2012 at 4:30 PM. EDT (2:30 PM. MDT)

The Company will host a conference call and webcast today to discuss 2012 first quarter results and update operational items at 4:30 p.m. Eastern Daylight Time.  Conference call information is as follows:  US dial-in-number: 888-713-3590; International dial-in-number: 913-312-1417; Passcode: 9432565.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$51,111	$50,859
Receivables:
Accrued oil and gas sales	3,226	3,446
Joint interest and other receivables	3,720	4,768
VAT receivable	--	389
Inventory	192	196
Other current assets	641	542
Total current assets	58,890	60,200

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	56,636	49,388
Unproved	3,821	3,482
Other property and equipment	10,157	9,968
Gross property and equipment	70,614	62,838
Less accumulated depreciation, depletion, and amortization	(16,323)	(14,942)
Net property and equipment	54,291	47,896

Other assets:
Certificates of deposit	406	406
Loan fees	1,750	1,722
Total other assets	2,156	2,128

Total assets	$115,337	$110,224

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	March 31,	December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,319	$9,736
VAT payable	447	--
Accrued liabilities	336	677
Total current liabilities	9,102	10,413

Long-term liabilities:
Notes payable	40,000	40,000
Asset retirement obligation	1,278	1,184
Total long-term liabilities	41,278	41,184

Total liabilities	50,380	51,597

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2012, and December 31, 2011; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of March 31, 2012, and December 31, 2011; 52,926,098
and 52,787,350 shares issued and outstanding as of
March 31, 2012, and December 31, 2011, respectively	53	53
Additional paid-in capital	220,739	219,522
Cumulative translation adjustment	19,397	28,964
Accumulated deficit	(175,232)	(189,912)
Total stockholders’ equity	64,957	58,627

Total liabilities and stockholders’ equity	$115,337	$110,224

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statement of Comprehensive Income
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2012	2011
Revenues:
Oil and gas sales	$7,923	$7,122
Oilfield services	659	25
Total revenues	8,582	7,147
Operating costs and expenses:
Lease operating expenses	872	770
Exploration costs	2,964	2,877
Oilfield services costs	639	141
Depreciation, depletion, and amortization	926	737
Accretion expense	16	17
Stock compensation	551	356
General and administrative costs	1,891	1,961
Total operating costs and expenses	7,859	6,859
Operating income	723	288

Other income (expense):
Interest expense	(619)	(600)
Interest and other income	84	53
Foreign exchange gain	14,492	6,793
Total other income	13,957	6,246

Net income	$14,680	$6,534

Basic and diluted net income per common share	$0.28	$0.14

Basic weighted average number of shares
outstanding	52,221	45,943

Diluted weighted average number of shares
outstanding	52,291	46,751

Other comprehensive income:
Foreign currency translation adjustment	(9,567)	(4,476)
Comprehensive income	$5,113	$2,058

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$14,680	$6,534
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	926	737
Accretion expense	16	17
Amortization of bank fees	127	142
Stock compensation	551	356
Foreign exchange gains	(14,484)	(6,783)
Common stock issued for services	666	706
Increase (decrease) from changes in working capital items:
Receivables	2,711	2,056
Inventory	4	2
Other current assets	(90)	(6)
Other assets	--	--
Accounts payable and accrued liabilities	(455)	936
Net cash provided by operating activities	4,652	4,697

Cash flows from investing activities:
Additions to oil and gas properties	(5,083)	(5,445)
Additions to other property and equipment	(178)	(188)
Net cash used in investing activities	(5,261)	(5,633)

Cash flows from financing activities:
Payments on credit facility	--	(35,000)
Proceeds from common stock offering, net	--	45,175
Proceeds from exercise of stock options and warrants	--	128
Net cash provided by financing activities	--	10,303

Effect of exchange rate changes on cash	861	474

Net increase (decrease) in cash	252	9,841
Cash and cash equivalents at beginning of year	50,859	19,740

Cash and cash equivalents at end of period	$51,111	$29,581